CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Kore Resouces, Inc. (A Development Stage Company):

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated March 7, 2013, relating to our audit of the balance sheet of Kore Resources, Inc. as of December 31, 2012, and the related statement of operations, stockholders' equity, and cash flows for the period from January 6, 2012 (Inception) through December 31, 2012. Our report dated March 7, 2013, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

March 7, 2013